EXHIBIT 2.2

EXECUTION VERSION

AMENDMENT EXTENDING TIME

This Amendment Extending Time (this “Amendment”), effective as of December [●], 2012, is made and entered into by and by and among (1) Computer Sciences Corporation and CSC Credit Services, Inc. (referred to herein collectively as the “CSC Parties”) and (2) Equifax Information Services LLC, a Georgia limited liability company, f/k/a Equifax Credit Information Services, Inc. and f/k/a The Credit Bureau, Incorporated of Georgia, and Equifax Inc. (referred to herein collectively as the “EFX Parties”). The CSC Parties and the EFX Parties are sometimes collectively referred to as the “Parties.” Capitalized terms that are used but not defined herein shall be as defined in the Agreement for Computerized Credit Reporting Services and Options to Purchase and Sell Assets between the Parties or their predecessors in interest dated as of August 1, 1988, as amended to date (the “1988 Agreement”).

WHEREAS, the Parties are concurrently entering into an Asset Purchase Agreement dated as of the date hereof (the “APA”); and

WHEREAS, pursuant to the APA, the APA will terminate on or before December 28, 2012 (the “Termination Date”) if the Closing (as defined in the APA) does not occur on or before such date, but such Termination Date is subject to extension to March 31, 2013, under certain circumstances as provided in the APA; and

WHEREAS, pursuant to Sections 11 and 12 of the 1988 Agreement, the Parties have certain options, rights and obligations regarding the sale by the CSC Parties and the purchase by the EFX Parties of certain assets and liabilities as more fully described in the 1988 Agreement, but such options, rights and obligations expire August 1, 2013 (the “Option Expiration Date”); and

WHEREAS, the Parties wish to amend the 1988 Agreement as described below to extend the Option Expiration Date in the event that the Termination Date is extended to a date that is later than February 1, 2013.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Extension of Option Expiration Date. If (i) the Closing (as defined in the APA) does not occur on or before February 1, 2013, and (ii) as of the close of business on February 1, 2013 (a) the APA has not theretofore been terminated and (b) the Termination Date has been extended to March 31, 2013, then effective as of such close of business on February 1, 2013, all references in Sections 11 and 12 of the 1988 Agreement to “August 1, 2013” will be automatically amended to refer to “October 1, 2013.”

2.	Order of Precedence. This Amendment is supplementary to and modifies the 1988 Agreement. The terms of this Amendment supersede provisions in the 1988 Agreement only to the extent that the terms of this Amendment and the 1988 Agreement expressly conflict. However, nothing in this Amendment should be interpreted as invalidating the 1988 Agreement, and the provisions of the 1988 Agreement will continue to govern the relationship between the parties insofar as they do not expressly conflict with this Amendment.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the first date above written.

CSC Parties:

COMPUTER SCIENCES CORPORATION

By:
Name:
Title:

CSC CREDIT SERVICES, INC.

By:
Name:
Title:

EFX Parties:

EQUIFAX INFORMATION SERVICES, LLC, F/K/A EQUIFAX CREDIT INFORMATION SERVICES, INC. AND F/K/A THE CREDIT BUREAU, INCORPORATED OF GEORGIA

By:
Name:
Title:

EQUIFAX INC.

By:
Name:
Title: